Exhibit 1.1

SELLING AGENCY ENGAGEMENT AGREEMENT

May 9, 2024

Reticulate Micro, Inc.

Attn: Michael Chermak, Executive Chairman

1023 Olive Ave.

Ramona, CA 92065

Email: chermakm@reticulate.io

Re:	Engagement as Selling Agents

Dear Mr. Chermak:

The purpose of this engagement letter is to outline our agreement in principle pursuant to which Boustead Securities, LLC (“BS” or “Boustead Securities”) along with or collectively with Digital Offering, LLC (“DO” or “Digital Offering”), (“DO/BS” or “Selling Agents”), will act as the co-managers and book runners, on a commercially reasonable efforts basis, in connection with a qualified primary offering by Reticulate Micro, Inc. (the “Company”) and such other securities as may be necessary for a successful offering (collectively referred herein as the “Securities”) under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Act”), on terms and conditions to be mutually agreed between the Company and the Selling Agent (the “Offering”).

This engagement letter states certain conditions and assumptions upon which the Offering is premised. Except as expressly provided for herein, with regard to those specific sections that are agreed to be binding, this engagement letter is not intended to be a binding legal document. The terms of our agreement in principle are as follows:

1. The Company hereby engages DO/BS, for the period beginning on the date hereof and ending on the earlier of (a) the date that either party gives the other at least ten (10) days written notice of the termination of this Agreement, which termination may occur with or without cause, (b) May 31, 2025, or (c) the date that the Offering is consummated (the “Engagement Period”), to act as the Company’s exclusive financial advisors and investment bankers in connection with the proposed Offering during the Engagement Period.

2. DO/BS will act as the exclusive, lead managing Selling Agents and book runners of the Offering of a selling group, subject to, among other things, completion of DO/BS’s due diligence examination of the Company and its affiliates and the execution of a definitive selling agency agreement between the Company and DO/BS in connection with the Offering (the “Selling Agency Agreement”) and other documentation that is customary with regard to an offering of the type contemplated herein. The actual size of the Offering, the precise number and type of Securities to be offered by the Company, the minimum offering amount and the offering price of the Securities shall be the subject of continuing negotiations between the Company and DO/BS which will include, but not be limited to, the capitalization of the Company (at the time of the Offering) being acceptable to DO/BS, general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company, as well as other factors which DO/BS deems relevant in its discretion. DO/BS will, with the Company’s approval (not to be unreasonably withheld, conditioned, or delayed), (i) create a selling group for the Offering comprised of broker-dealers who are registered with the SEC and members of the Financial Industry Regulatory Authority (“FINRA”), or (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering.

3. DO/BS shall be entitled to aggregate placement fees as described below in this Section 3, which aggregate placement fees shall be apportioned between DO/BS and allocated by DO/BS to members of the selling group and soliciting dealers in their sole discretion:

DO/BS shall be collectively entitled to a placement fee of seven and one-quarter percent (7.25%) of the gross proceeds received by the Company in the Offerings that are derived from investors first introduced to the Company (the “Placement Fee”). DO/BS shall have the sole and exclusive discretion to determine how the Placement Fee is split between them.

DO/BS shall be entitled to a warrant fee consisting of share purchase warrants (the “Selling Agent’s Warrants”) covering a number of Securities equal to five percent (5.0%) of the total number of Securities being sold in the Offering. The Selling Agent’s Warrants will be exercisable after the date of the closing of the Offering (the “Closing”) and will expire five years after the date of commencement of sales in the Offering. The Selling Agent’s Warrants will be exercisable at a price equal to 125% of the public offering price in connection with the Offering. The Selling Agent’s Warrants shall not be redeemable. The Company will register or qualify the Common Stock underlying the Selling Agent’s Warrants under the Act and will file all necessary undertakings in connection therewith. The Selling Agent’s Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any successor, officer, manager, registered representative or member of DO/BS (or to officers, managers or members of any such successor or member), and to members of the syndicate or selling group. The Selling Agent’s Warrants may be exercised as to all or a lesser number of Securities will provide for cashless exercise. The Selling Agent’s Warrants shall further provide for adjustment in the number and price of such warrants (and the Common Stock underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Common Stock. DO/BS shall have the sole and exclusive discretion to determine how the Selling Agent’s Warrants are split between them.

4. The Company shall, as soon as practicable following the date hereof, prepare and file with the Securities and Exchange Commission (the “Commission”), and the appropriate state securities authorities, an Offering Statement on Form 1-A (the “Offering Statement”) under the Act, and an Offering Circular included therein (the “Offering Circular”) covering the Securities to be sold in the Offering. The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to DO/BS and counsel to DO/BS and will contain such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission thereunder. DO/BS and its counsel shall be given the opportunity to make such review and investigation in connection with the Offering Statement and the Company as they deem desirable. DO/BS and the Company shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Offering Circular, it being further understood and agreed that, except as may expressly approved by DO/BS, none of the proceeds from the Offering will be used to pay outstanding loans owed by the Company to any Company officers, directors, or stockholders.

5. The Offering Statement filing will include as an exhibit a proposed form of Selling Agency Agreement. The final Selling Agency Agreement will be in form satisfactory to the Company and DO/BS and will include indemnification provisions and other terms and conditions customarily found in Selling Agency Agreements for primary public offerings. Without limiting the generality of the foregoing, the Selling Agency Agreement shall contain customary representations and warranties of the Company and shall further provide that the Company, the Company’s directors and officers and any other holder(s) of ten percent (10.0%) or more of the outstanding Securities as of the effective date of the Offering Statement (and all holders of securities exercisable for or convertible into Securities) shall enter into customary “lock-up” agreements in favor of DO/BS pursuant to which such persons and entities shall agree, for a period of six (6) months after the Offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without DO/BS’s prior written consent, which consent shall not be unreasonably withheld.

6. Concurrently with or as soon as practicable after the filing of the Offering Statement with the Commission, the Company shall make all necessary state “blue sky” securities law filings with respect to the Securities to be sold in the Offering. The Company and DO/BS will cooperate in obtaining the necessary approvals and qualifications in such states as DO/BS deems necessary and/or desirable.

7. The Company agrees to pay BS a due diligence fee of $50,000, which BS acknowledges was previously paid in full, and to pay DO a due diligence fee of $25,000 on the signing of this Agreement. These due diligence fees shall be reimbursed to the Company to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA; if applicable, all fees and expenses relating to the listing of such Securities on the OTCQB, OTCQX, Nasdaq market system, NYSE or NYSE MKT as the Company and BS together determine, all fees, expenses and disbursements relating to the registration or qualification of such Securities; the costs of all mailing and printing of the Offering documents (including the Offering Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Selected Dealers’ Agreement and Selling Agent’s Questionnaire), Offering Statements, Offering Circulars and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as BS may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Paragraph 11(g) hereof; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to DO/BS; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. Upon the execution of the engagement letter, the Company at its own expense will conduct background checks, by a background search firm acceptable to DO/BS, for the Company’s senior management. Upon DO/BS’s and the Company’s mutual agreement, the Company shall provide funds to pay all such fees, expenses, and disbursements in advance. For the sake of clarity, it is understood and agreed that the Company shall be responsible for DO/BS’s legal costs up to a maximum of $85,000, whether the Offering is consummated or the Company terminates this Agreement or DO/BS terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach to the Company from DO/BS. These legal costs will be paid at Closing. The Company shall be solely responsible for work, fees, costs and expenses in connection with any required Blue Sky filings. All costs and expenses related to the Offering, which are to be paid by the Company pursuant to this Section 7, have been or shall be paid by the Company to BS only, except the $25,000 due diligence fee to be paid to DO, directly, as referenced above.

8. While the Commission is reviewing the Offering Statement, DO/BS may plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company shall pre-approve, in writing, all such road shows and all DO/BS expenses in excess of $1,000, alone or in the aggregate and pay for such pre-approved expenses, including, without limitation, travel and lodging expenses, associated with such trips.

9. At such time as the Company and DO/BS are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Selling Agency Agreement will be negotiated, and the Company will request the Commission to qualify the Offering Statement.

10. RESERVED

11. The Offering shall be conditioned upon, among other things, the following:

(a) Satisfactory completion by DO/BS of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, and (ii) the Company’s audited historical financial statements as may be required by the Securities Act and rules and regulations of the Commission thereunder for inclusion in the Offering Statement, and approval by the DO/BS commitment committee;

(b) The execution by the Company and the DO/BS of the Selling Agency Agreement containing all applicable terms and conditions provided for in this engagement letter and for transactions of this type;

(c) The Company meeting the criteria necessary for inclusion of the Common Stock on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or the NYSE American and seeking and using its commercially reasonable efforts to maintain such listing for a period of at least three years after the Closing;

(d) The Company’s qualification of the Offering Statement under Regulation A of Act;

(e) The Company retaining an independent certified public accounting firm, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Offering Circular and to provide a standard “cold comfort letter” in favor of DO/BS;

(f) The Company retaining a transfer agent for the Company’s Common Stock;

(g) The Company engaging a financial public relations firm experienced in assisting issuers in public offerings of securities and in their relations with their security holders; and

(h) The Company obtaining, if necessary, and maintaining a level of directors’ and officers’ liability insurance acceptable to DO/BS).

12. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective upon receipt if (a) delivered personally, (b) sent by email transmission, or (c) sent by nationally recognized overnight courier, to the Parties hereto as follows:

If to the Dealer-Manager:

Digital Offering, LLC

1461 Glenneyre Street, Suite D

Laguna Beach, CA 92651

Attention: Gordon McBean, CEO

Email: gmcbean@digitaloffering.com

Boustead Securities

6 Venture, Suite 395

Irvine, CA 92618

Attention: Lincoln Smith, CEO

Email: Lincoln.Smith@boustead1828.com

With a copy to:

Christopher P. Parrington, Esq.

Boustead & Company Limited

P.O. Box 118

Chaska, MN 55318

Email: Chris.Parrington@Bousteadco.com

If to the Company:

Reticulate Micro, Inc.

Attn: Michael Chermak, Executive Chairman

1023 Olive Ave.

Ramona, CA 92065

Email: chermakm@reticulate.io

13. (a) Paragraphs 7, 8, 9, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 and Exhibit A attached hereto are intended be legally binding and enforceable on and against the Company and DO/BS and will be embodied in the Selling Agency Agreement. Until the Selling Agency Agreement has been finally negotiated and signed, but subject to the sub paragraph (b) of this Section, the Company or DO/BS may at any time terminate its further participation in the proposed transactions and the party so terminating shall have no liability to the other on account of any matters provided for herein, except that:

(b) If the Company terminates this Agreement or if DO/BS terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within thirty (30) days following written notice to the Company from DO/BS of such breach, the Company agrees to reimburse DO/BS for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraphs 7 and 8 above and to reimburse DO/BS for the full amount of its accountable expenses incurred to such date not to exceed the amounts set forth in Paragraphs 7 and 8 above (which shall include, but shall not be limited to, all fees and disbursements of DO/BS’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by DO/BS in conducting its due diligence).

14. The Company represents and warrants to DO/BS that the entry into this engagement letter or the any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other Selling Agent and/or placement agent.

15. The Company and DO/BS agree that while the Company Offering Circular is being reviewed by the SEC, neither party will issue press releases or engage in any other publicity, without the other party’s prior written consent. For clarity, prior to qualification, the Company may make ordinary course dissemination of business operations press releases without pre-approval of DO/BS.

16. During the Engagement Period or until the Closing, the Company agrees to cooperate with DO/BS and to furnish, or cause to be furnished, to DO/BS, any and all information and data concerning the Company, its subsidiaries and the Offering that DO/BS deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide DO/BS reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all the Company’s and its subsidiaries assets, properties, books, contracts, commitments, and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to DO/BS that all Information: (a) made available by the Company to DO/BS or its agents, representatives and any potential group or selling group member, (b) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (c) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to DO/BS that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, DO/BS will be using and relying on such information (and information available from public sources and other sources deemed reliable by DO/BS) without independent verification thereof by DO/BS or independent appraisal by DO/BS of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and DO/BS shall keep strictly confidential all non-public Information concerning the Company provided to DO/BS. No obligation of confidentiality shall apply to Information that: (v) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by DO/BS, (w) was known or became known by DO/BS prior to the Company’s disclosure thereof to DO/BS, (x) becomes known to DO/BS from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (y) is disclosed by the Company to a third party without restrictions on its disclosure or (z) is independently developed by DO/BS.

17. This engagement letter shall be deemed to have been made and delivered in Irvine, California and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof.

18. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by DO/BS of services hereunder will in no way expose DO/BS to any liability for any such decisions, acts, actions or omissions of the Company.

19. DO/BS reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that the Selling Agent’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the Selling Agent by the Company may not be increased above the amounts stated herein without the approval of the Company in writing.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and DO/BS agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in Orange County, California USA (the “Agreed Forum”). Each of the Company and DO/BS agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

21. This Agreement constitutes the entire understanding between the Parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter with the exception that Boustead’s engagement letter with the Company, dated November 4, 2022, and all covenants, agreements, terms, and conditions thereof, or amendments thereto, shall remain in full force and effect notwithstanding the Parties’ execution of this Agreement, and are hereby in all respects ratified and confirmed.

(Signature Page and Indemnification Provisions Follow)

If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Accepted and agreed as of the date first written above:

DIGITAL OFFERING, LLC

By:	/s/ Gordon McBean
Gordon McBean
CEO

BOUSTEAD SECURITIES, LLC

By:	/s/ Lincoln Smith
Lincoln Smith
CEO

RETICULATE MICRO, INC.

By:	/s/ Michael Chermak
Michael Chermak
Executive Chairman

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

The Company agrees to indemnify and hold harmless Digital Offering and Boustead Securities and their respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents, including any and all Soliciting Dealers, and controlling persons (Digital Offering and Boustead Securities and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Digital Offering and Boustead Securities of the services contemplated by or the engagement of Digital Offering and Boustead Securities pursuant to, this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Digital Offering’s and Boustead Securities willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Digital Offering and Boustead Securities pursuant to, or the performance by Digital Offering or Boustead Securities of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Digital Offering’s and Boustead Securities willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is materially different from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Digital Offering and Boustead Securities on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Digital Offering and Boustead Securities, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Digital Offering and Boustead Securities of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Digital Offering and Boustead Securities under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Digital Offering and Boustead Securities shall not be required to contribute any amount in excess of the amount by which fees paid to Digital Offering and Boustead Securities hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Digital Offering and Boustead Securities has otherwise been required to pay.

The Company agrees that without the prior written consent of Digital Offering and Boustead Securities, which shall not be unreasonably withheld, conditioned or delayed, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Digital Offering and Boustead Securities or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Digital Offering and Boustead Securities on a monthly basis for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

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